Exhibit 99.(h)(2)(b)

AMENDMENT TO
CO-ADMINISTRATION AGREEMENT

May 1, 2007

Credit Suisse Asset Management Securities, Inc.
Eleven Madison Avenue
New York, New York  10010

Dear Ladies and Gentlemen:

In accordance with Section 7 of the Co-Administration Agreement, dated November 1, 1999 as amended and restated November 16, 2005 and November 15, 2006 (the “Agreement”), between Credit Suisse Institutional Fund, Inc., (the “Corporation”), and Credit Suisse Asset Management Securities, Inc. (“CSAMSI”) the Corporation hereby notifies CSAMSI of the Corporation’s desire to amend Exhibit A of the Agreement to include the Asia Bond Portfolio (the “Portfolio”), and to have CSAMSI render services as Co-Administrator under the terms of the Agreement with respect to the Portfolio.

The annual co-administration fee with respect to the Portfolio shall be 0.09% of the Portfolio’s average daily net assets.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CREDIT SUISSE INSTITUTIONAL
FUND, INC.

By:	/s/Keith M. Schappert
Name: Keith M. Schappert
Title: Chief Executive Officer

Acceptance:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.

By:	Peter Horacek
Name:Peter Horacek
Title: President